Exhibit 10(p)


December 20, 2000

Mr. William P. Ward, President
OTR Express, Inc.
804 N. Meadowbrook Drive
Olathe, Kansas 66063-0819

Re: Restructuring of Indebtedness


Dear Mr. Ward,

This letter is in response to recent discussions between representatives of OTR Express, Inc. ("OTR") and Navistar Financial Corporation ("NFC"). OTR has indicated to NFC that it has temporary short-term cash flow difficulties and as such needs to restructure its debt obligations with NFC.

Reference is made to those certain Commercial Loan and Security Agreements of various dates by and between NFC and OTR a list of which is attached to this letter as Schedule A. All of the foregoing Commercial Loan and Security Agreements are collectively hereinafter referred to as the "Loan Agreements". Capitalized terms used herein without definition will have the meaning ascribed to them in the Loan Agreements. Each Loan Agreement provides that each payment is due on and by the date specified in each Loan Agreement and on the same day of each month thereafter with past due interest accrued from the due date of each payment if such payment is not received by NFC within ten days of each due date.

As of the date of this letter, OTR is delinquent on portions of its scheduled Loan Agreement payments with NFC.

In order to accommodate OTR's short term financing needs, NFC and OTR have agreed to modify the terms of the Loan Agreements as follows:

PAYMENT AMENDMENTS

1. Effective October 1, 2000 through and including March 31, 2001 OTR shall pay to NFC interest on the aggregate outstanding principal indebtedness due and owing NFC as of September 30, 2000 on the dates and in the amounts as shown on the Attached Schedule B.

2. Effective October 1, 2000 through and including March 31, 2001 OTR shall pay to NFC principal on the aggregate outstanding principal indebtedness due and owing NFC as of September 30, 2000 on the dates and in the amounts as shown on the Attached Schedule B.

3. Effective April 1, 2001, through the scheduled final payment dates on all of the Loan Agreements, OTR shall pay to NFC the payments in the amounts and on the dates as shown on Attached Schedule B.

RETURN OF EQUIPMENT

OTR shall return a minimum of ten pieces of equipment per month to NFC, which shall be tractors financed with NFC (and not trailers), at a location provided by NFC to OTR in writing. Such ten tractors per month shall be returned to NFC no later than the last business day of January, 2001, February, 2001 March, 2001, April, 2001, May, 2001,
June, 2001, July, 2001 and August, 2001. If at any time NFC is in possession of 50 or more units that have not been sold, OTR may delay the return of additional tractors until such time as NFC sells tractors and the number of tractors NFC is in possession of drops below 50.

To the extent that NFC sells any Equipment, NFC will credit the net proceeds received by NFC from the sale of such vehicle to the related Loan Agreement. To the extent that the net proceeds paid to NFC from the sale of any piece of Equipment exceeds the amount owed to NFC by OTR on the related Loan Agreement, OTR authorizes NFC to apply the surplus to the remaining indebtedness owed by OTR to NFC at NFC's discretion. To the extent the net proceeds paid to NFC from the sale of any piece of Equipment is less than the amount owed to NFC by OTR on the related Loan Agreement, such deficiency shall be shown on a deficiency note in the form as attached hereto as Exhibit C and paid to NFC as follows: Interest only on the outstanding principal until April 30, 2001 with the principal balance amortized over forty eight months along with interest.

REMARKETING ASSISTANCE

With respect to any vehicle that is to be returned by OTR to NFC, OTR shall, in advance of the actual return of the vehicle to NFC:
1. Identify the vehicle by VIN number,
2. Perform such necessary repairs to the vehicle to bring it back to terms and conditions mutually agreed upon by OTR and NFC.
3. If OTR has a potential buyer for the vehicle to be returned, inform NFC of all of the terms and conditions of the sale and receive NFC's written consent to the sale. All proceeds from the sale shall be immediately delivered to NFC and if not immediately delivered held in trust by OTR for NFC's benefit.

PHYSICAL DAMAGE INSURANCE

OTR shall be required to provide a physical damage insurance policy on all of the Equipment. Such insurance company shall have an A.M. Best rating of B+ or better. Such physical damage insurance shall insure the Equipment against loss by fire, theft and collision for the entire period of the Loan Agreements as amended by this Agreement. Such insurance policy shall have a per unit deductible no greater than $50,000. NFC shall be named as loss payee on such insurance policy. NFC, in its sole discretion may apply any proceeds received by it to any indebtedness owed by OTR to NFC. OTR agrees to place $20,000 per month for five months, beginning on January 1, 2001, into an escrow account for the benefit of OTR's Equipment Lenders to cover the cost (i.e., the deductible) of vehicular accidents in which the amount of physical damage to vehicles owned by OTR exceeds $10,000. OTR agrees to replenish the account so that it maintains a $100,000 balance in the account at all times after May 1, 2001.

COVENANTS

In consideration of the amendments made to the Loan Agreements as provided for in this Agreement, unless the prior written approval of NFC shall have been first obtained:

     (a) OTR shall not make any distribution of capital or earnings or declare or distribute any dividends on its shares of stock;

     (b) OTR shall make no loans or other advances to its shareholders, officers, employees, or any other person or party, nor shall OTR make any loans to or investments in any other business or firm, whether related or unrelated to OTR, nor will OTR make any advance payment, other than in the normal course of business, for goods or services to be received at a later date. No rent payable to an affiliate or insider shall be increased so long as any amount remains outstanding hereunder. OTR shall not guarantee in whole or in part, directly or indirectly, any obligations of any person, business, or organization, except with respect to the retail financing of sales in the ordinary course of business. OTR may continue to make principal payments to Steve Ruben in order for Mr. Ruben to repay his stock loan, which has a principal balance of $30,000 as of December 10, 2000;

     (c) Except where required by the terms of a collective bargaining agreement or any other employment agreement which pre-dates this Agreement, OTR shall not increase the salaries, fees or bonuses of OTR's executive officers or directors while any amount remains outstanding hereunder;

     (d) OTR shall not acquire all or any portion of the assets of any other entity if such acquisition would thereupon represent a substantial portion of OTR's assets;

     (e) OTR shall not, directly or indirectly, retire any debt or make any prepayment of any debt except as permitted or required under this Agreement or according to the terms of such other debt;

     (f) OTR shall deliver to NFC as soon as available, and in any event within ninety days after the end of OTR's fiscal year, a complete reviewed financial statement for OTRs business. In addition, OTR shall furnish to NFC on or before the 25th day of each calendar month a monthly balance sheet, operating statement, and an accounts receivable aging analysis for OTR's business for the previous calendar month.

COVENANTS

1. OTR shall provide to NFC internally generated monthly cash flows, monthly balance sheets, income statements and aging receivable reports within 25 days after the end of each month.

2. OTR shall provide to NFC annual audited financial statements no later than 90 days after the end of OTR's fiscal year end.

3. OTR shall provide to NFC quarterly unaudited financial statements within 45 days after the end of each of OTR's fiscal quarters.

4.OTR shall maintain all of the Equipment in accordance with the vehicle manufacturers current recommended practices and procedures.

5. OTR shall notify NFC of any significant damage, theft or destruction of any of the Equipment no later than 5 business days after becoming aware of the same.

6. OTR shall provide NFC with financial projections of the company for FY 2001 no later than January 31, 2001. In addition, OTR shall provide NFC within 30 days after each month end, actual financial results compared to the projections given to NFC, accounting for any significant changes or deviations from the actual financial results to said projections.

7. OTR acknowledges that each Loan Agreement provides that the Equipment securing each individual Loan Agreement also secures all other indebtedness due and owing NFC by OTR. OTR acknowledges that NFC will maintain its security interest in all the Equipment for all indebtedness due and owing NFC by OTR.

8. OTR acknowledges that NFC shall have the right to periodically
review and inspect the Equipment.   OTR agrees to fully cooperate with
NFC in making the Equipment available in order to effectuate such review and inspection by NFC.

ADDITIONAL SECURITY

In consideration of NFC amending the payment terms of the Loan Agreements, as provided for in this Agreement, OTR shall grant to NFC and the other lenders described in the Conditions Precedent section below, (the "Other Lenders") on a ratable basis, in accordance with inter-creditor agreements in place by and among NFC and the Other Lenders, a lien on OTR's owned real estate located in Olathe, Kansas. NFC understands that OTR's owned real estate assets located in Olathe, Kansas will be subject to the prior liens of Hillcrest Bank ("Hillcrest") and Toni Waggoner ("Waggoner"). Other than Hillcrest's lien and Waggoner's lien as described herein, OTR represents and warrants that, to the best of its' knowledge, no other prior liens exist with respect to the real estate assets pledged.

Contemporaneously with OTR entering into this agreement OTR will enter into such security agreements, financing statements and or real estate mortgages/deeds of trust and other documentation as NFC and the Other Lenders deem appropriate.

PREPAYMENTS

OTR will be required to make mandatory prepayments to NFC and the Other Lenders when OTR's availability under its working capital line with HSBC exceeds an average of $700,000 over a (10) ten-day period. Such prepayment would be paid by OTR within 10 days of month end. OTR will pay an amount equal to 100% of the average availability on said working capital line in excess of $700,000 over a ten business day period. NFC and the Other Lenders would share in any prepayments on a pro rata basis in accordance with any agreement made by and between NFC and the Other Lenders.

CONDITIONS PRECEDENT

Prior to this Agreement becoming effective OTR must obtain NFC's written consent and approval to the terms, provisions and conditions of the agreements entered into between OTR and PACCAR Financial Corp., OTR and The Associates Commercial Corp. and OTR and Mercedes Benz Credit Corporation. The terms of OTR's agreement with the Other Lender's must be, in the sole opinion of NFC, substantially similar to the terms contained in this Agreement.

MISCELLANEOUS

Time is of the essence in this Agreement.

All parties to this Agreement waive all rights to trial by jury in any action or proceeding which pertains directly or indirectly to this Agreement, or any of the Loan Agreements.

OTR agrees that this Agreement shall be governed and controlled by the internal laws of the State of Illinois as to interpretation, enforcement, validity, construction and effect.

Unless amended all other terms and conditions of Loan Agreement remain in effect.



Navistar Financial Corporation

By: /s/ Richard Curtiss

Title: Operations Manager

Date: 1/11/01








Accepted and Agreed to:   OTR Express, Inc.

                          Signed: /s/ William P. Ward      /s/ Steven W. Ruben

                          Title: President                  CFO

                          Date: 12/27/00                    12/28/00